EXHIBIT 1
Stock Purchase Agreement
     This Stock Purchase Agreement (“Agreement”) is made and entered into as of January 24, 2007, by and among Summa Holdings, Inc., fka Arrowhead Holdings Corporation, a Delaware corporation (“Seller”), and the individuals and entities listed on attached Exhibit A (collectively, “Purchaser”).
     Whereas, Seller beneficially owns 6,243,563 shares of common stock, $0.01 par value per share (the “Shares”), of B.H.I.T. Inc., fka Banyan Hotel Investment Fund, a Delaware corporation (“BHIT”);
     Whereas, Seller desires to sell and Purchaser desires to purchase the Shares.
     Now, Therefore, in consideration of the payments to be made by Purchaser to Seller, the mutual covenants and conditions hereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
     1. Purchase of Stock; Payment. Seller agrees to sell to Purchaser or Purchaser’s designee, and Purchaser or Purchaser’s designee agrees to purchase, the Shares for $0.25 per Share, or a total of $1,560,890.75 (the “Purchase Price”) payable at Closing (as defined below).
     2. Method of Payment. To effect the transfer of the Shares held both electronically and in certificated form by Seller at the Closing, which Shares are set forth in Exhibit B attached hereto, prior to Closing Seller shall deliver to Chernett Wasserman Yarger & Pasternak, LLC, counsel to Purchaser, to be held in escrow subject to Seller’s receipt of the Purchase Price, a signed letter instructing the transfer agent to transfer the Shares held electronically and in certificated form to Purchaser. At the Closing, Purchaser shall pay the Purchase Price by wire transfer.
     3. Representations and Warranties of Seller. Seller hereby warrants and represents that:
     (a) Seller is the owner of the Shares, has good and marketable title to the Shares and the Shares are not subject to any mortgage, pledge, encumbrance, security interest or other lien. There are no contractual restrictions on the transfer of any of the Shares other than as provided for in Article Fourth of BHIT’s certificate of incorporation. Seller is not a party to any agreement, written or oral, creating rights in respect to the Shares in any third person or relating to the voting of the Shares. There are no existing warrants, options, stock purchase agreements, redemption agreements, calls or rights to subscribe of any character relating to the Shares. Upon Seller’s receipt of the full Purchase Price described in Section 1, Seller will transfer good and marketable title and all other rights and interests in the Shares by effecting delivery of the Shares to Purchaser pursuant to Section 2 free and clear of any liens or encumbrances. Other than the Shares, Seller is not the beneficial owner of any securities of BHIT.
     (b) There are 14,988,051 shares of BHIT’s common stock outstanding. The Shares are validly issued, fully paid, non-assessable and free of preemptive rights.
     (c) BHIT has filed all forms, reports, schedules, proxy materials, registration statements and related prospectuses and supplements and other documents required to be filed by BHIT with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities

Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through the date hereof (collectively, the “SEC Documents”). The SEC Documents were, and those additional documents filed between the date hereof and the date of the Closing will be, prepared and filed in compliance in all material respects with the rules and regulations promulgated by the SEC, and do not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
     (d) The certificates representing the Shares issued to Purchaser will not bear any restrictive legend of any kind. Notwithstanding anything in this Section 3(d) to the contrary, Seller gives no representations of any kind as to whether the Shares are registered under the Securities Act.
     (e) This Agreement is a legal, valid and binding obligation of Seller. Seller has the authority to enter into this Agreement and to perform its obligations under this Agreement. Seller’s sale of the Shares will not violate any agreement that is binding on Seller.
     4. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants that:
     (a) This Agreement is a legal, valid and binding obligation of Purchaser. Purchaser has the authority to enter into this Agreement and to perform its obligations under this Agreement. Purchaser’s purchase of the Shares will not violate any agreement that is binding on Purchaser.
     (b) Purchaser has had the opportunity to review BHIT’s SEC Documents.
     (c) Purchaser acknowledges that Purchaser has had the opportunity to conduct due diligence concerning BHIT and to ask questions of and receive answers from BHIT’s officers and employees concerning its historical results and future business and future operations.
     (d) Purchaser either alone or with its financial advisor(s) has the necessary knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of Purchaser’s participation in the transactions contemplated by this Agreement.
     (e) Purchaser is acquiring the Shares for his or its own account with the present intention of holding the Shares for purposes of investment and has no intention of selling such Shares in a public distribution that would violate applicable federal or state securities laws.
     (f) Purchaser shall not, and shall cause BHIT not to, bring, directly or indirectly, any action, suit or proceeding against Seller or any officer, director or shareholder of Seller, for any action or inaction relating to BHIT before the Closing.
     5. Stand-Still Provisions. For a period of five years from the date hereof, neither the Seller, nor any affiliate of Seller, shall, directly or indirectly:
     (a) acquire, or offer to agree to acquire, directly or indirectly, by purchase or otherwise, any securities of BHIT (including but not limited to direct or indirect rights or options to acquire any securities of BHIT);

     (b) solicit proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended) of proxies or consents with respect to securities of BHIT with regard to any matter;
     (c) seek to control or influence the management, board of directors or policies of BHIT, or seek to advise, encourage or influence any person with respect to the voting of any securities of BHIT, or induce, attempt to induce or in any manner assist any other person in initiating any stockholder proposal or a tender or exchange offer for securities of BHIT or any change of control of BHIT, or for the purpose of convening a stockholders’ meeting of BHIT;
     (d) make any public announcement or make any written or oral proposal or invitation to discuss any possibility, intention, plan or arrangement relating to a tender or exchange offer for securities of BHIT or a business combination (or other similar transaction that would result in a change of control), sale of securities or assets, liquidation or other extraordinary corporate transaction involving BHIT that might require a public announcement regarding any of the foregoing;
     (e) bring, directly or indirectly, any action, suit or proceeding against BHIT, any officer, director or shareholder of BHIT, or any other person related in whole or in part to a change of control transaction involving BHIT; or
     (f) form, join or in any way participate in any business entity, syndicate or other group (or otherwise act in concert with any other person) for the purpose of acquiring, holding, voting or disposing of securities of BHIT or taking any other actions restricted or prohibited under clauses (a) through (e) above, or announce an intention to do, or enter into any arrangement or understanding with others to do, any of the actions restricted or prohibited under clauses (a) through (e) above.
     6. Board of Directors. Simultaneously with the Closing, each of James Benenson, Jr. and John V. Curci shall resign as directors and officers of BHIT and appoint Paul Dennis, Gary O. Marino and Harvey Polly to the board of directors of BHIT to serve until their successors are duly qualified and elected. Each Purchaser shall jointly and severally indemnify and hold Mr. Benenson, Mr. Curci, their heirs and assigns, and Seller and Seller’s affiliates, harmless from and against any losses or liability suffered by Mr. Benenson, Mr. Curci, Seller or Seller’s affiliates as a result of Mr. Curci’s and Mr. Benenson’s appointment of the forgoing directors to BHIT’s board. Additionally, Purchaser shall cause BHIT to maintain D&O insurance at levels comparable to or greater than those currently maintained during the five year period following the closing of the transactions contemplated by this Agreement.
     7. Further Acts. Following the Closing, each party hereto shall, upon the reasonable request of the other party, execute and deliver in proper form any instruments or documents and perform any acts necessary or desirable to satisfy or perform his or her respective obligations hereunder or perfect in the other party title to all items intended to be transferred under the terms of this Agreement.
     8. Closing. The closing of this Agreement and the transactions contemplated hereunder (the “Closing”) is expected to occur on or before January 24, 2007. If the Closing does not occur by January 26, 2007, this Agreement will terminate and be of no further force and effect.
     9. General Provisions.

     (a) Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.
     (b) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.
     (c) Expenses. Each party agrees to pay its own fees and expenses in connection with the transactions contemplated by this Agreement, none of which are to be reimbursed by BHIT.
     (d) Remedies. In the event of the violation or threatened violation by either party of any of the covenants contained in this Agreement, in addition to any other remedy available in law or in equity, the other party shall have (i) the right and remedy of specific enforcement, including injunctive relief, it being acknowledged and agreed that any such violation or threatened violation will cause irreparable injury to that party and that monetary damages will not provide an adequate remedy, and (ii) the right to any and all damages available as a matter of law, and costs and expenses incurred by that party in pursuing its rights under this Agreement, including reasonable attorneys’ fees and other litigation expenses.
     (e) Governing Law. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Ohio.
     (f) Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original for all purposes and all of which will be collectively one agreement.

     In Witness Whereof, this Agreement has been executed by the parties hereto on the date first above written.

Seller:

Summa Holdings, Inc.

/s/ John V. Curci
By John V. Curci, Chief Financial Officer

Purchaser:

/s/ Steven L. Wasserman
By Steven L. Wasserman, Attorney in Fact for each of the Purchasers listed on Exhibit A

Exhibit A
Purchasers

Name	No. of Shares
Paul S. Dennis	586,250
16330 Vintage Oaks Lane Delray Beach, FL 33484

DEJ Investments, LLC	195,417
55 Stonewood Drive Moreland Hills, OH 44022

MLH Investments, LLC	195,417
55 Stonewood Drive Moreland Hills, OH 44022

Marvin Kogod	390,833
6927 Queenferry Circle Boca Raton, FL 33496

Kenneth M. Reichle, Jr.	214,958
7763 West Glades Road Boca Raton, FL 33434

Joel A. Stone	156,333
1203 Spanish River Road Boca Raton, FL 33432

Harvey Polly	586,250
2901 South Ocean Blvd. Penthouse 5 Highland Beach, FL 33487

Dr. Beno Michel	97,708
5 Hampton Court Beachwood, OH 44122

James A. Schoke Rev. Trust	97,708
James A. Schoke Trustee 17216 Courtland Lane Boca Raton, FL 33496

Oscar Zimmerman	156,333
10453 Tivoli Lakes Blvd. Boynton Beach, FL 33437

Name	No. of Shares
Barbara Lamborghini	78,167
19935 Villa Lante Pl. Boca Raton, FL 33434

Marion Heiser	78,167
2590 Butternut Lane Pepper Pike, OH 44124

Holtz Family Trust	78,167
c/o Robert Holtz 2030 Nottingham Pkwy. Avon, OH 44011

David Atkins, DDS	78,167
UND IRA Account 356 Okema Way Loudon, TN 37774

Steve Bragin	78,167
13 Bel Forest Drive Belleair Bluffs, FL 33770

Dr. Lynn Taussig	97,708
5320 S. Race Court Greenwood Village, CO 80121

Dr. Edward L. Ruch	293,125
2911 South Park Shaker Hts., OH 44120

Dr. Hymie Akst	146,564
38003 Fairmount Blvd. Hunting Valley, OH 44022

Gerald Richter	195,417
20584 Links Circle Boca Raton, FL 33434

Robert M. Rosin	97,708
3310 West Big Beaver Suite 130 Troy, MI 48084

Name	No. of Shares
Dr. Marvin Galler	48,854
7360 Ballantrae Court Boca Raton, FL 33496

Lou Fidanza	48,854
8405 Sanctuary Drive Kirtland Hills, OH 44060

Sandra Burkons RLVR IRA	48,854
1611 S. Green Road South Euclid, OH 44121

Andrew H. Scott	293,125
Maxim Group, LLC 405 Lexington Avenue New York, NY 10174

Big Sky Consultants Corp.	97,708
30 East 81st Street, Apt. 11-E New York, NY 10028-0243

Patriot Equity, LLC	195,417
Boca Raton, FL 33431

C. Lawrence Rutstein	48,854
2356 NW 60th Street Boca Raton, FL 33496

Mark L. Friedman	48,854
17291 St. James Court Boca Raton, FL 33496

Donald H. Mitzner	48,854
2549 NW 59th Street Boca Raton, FL 33496

Bennett Marks	48,854
4744 NW 100th Terrace Coral Springs, FL 33076

Lawrence Coe	48,854
848 NW 76th Street Boca Raton, FL 33487

Name	No. of Shares
Steven Sands IRA	195,417
52 Piping Rock Road Locust Valley, NY 11560

Adam & Katie Bridges	195,417
90 Park Avenue, 31st Floor New York, NY 10016

Per Gustafsson	390,833
20 Sodergatan A Vaxjo Sweden

Gus Chauflias	390,833
930 8th Street, SW Rochestor, MN 55902

William Jellison	195,417
1610 Wyndham Dr. York, PA 17403

6,243,563

Exhibit B
Shares
Number of Shares held electronically:

UBS Financial Services Inc.	2,650,000 shares
National Financial Services	268,000 shares
Oppenheimer	105,000 shares

Number of Shares held in Certificated Form:

Certificate No. 24140	3,220,563 shares

Total	6,243,563 shares

Sellers’ Wire Transfer Instructions:

Bank:
KeyBank, N.A.
127 Public Square
Cleveland, Ohio 44114

ABA #041001039

Credit to:
Summa Holdings, Inc.
A/C #10015-09298

Confirm receipt of funds to:
Karen Tracy (x262) or Sharon Horvath (x236)
(440) 838-4700